Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation in this Registration Statement of BoluoC Acquisition Corp. on the Amendment No.2 to Form S-1 (File No. 333-289414) of our report dated August 8, 2025, except for Note 7 and 9 as to which the date is September 12, 2025, with respect to our audit of the financial statements of BoluoC Acquisition Corp. as of July 31, 2025 and for the period from June 24, 2025 (inception) through July 31, 2025 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Guangzhou, China

September 30, 2025